Exhibit 99.1
Yadkin Valley Financial Corporation Announces
Third Quarter 2010 Results
Third Quarter Highlights:
•	Initiated strategic succession plan and began implementation of an expense reduction initiative, with expected cost savings of approximately $2.0 million realized during the first 12 months of implementation, and approximately $3.0 million annually, or 5% of total expenses, thereafter.

•	Net interest margin was 3.12%, unchanged from the second quarter of 2010.

•	Provision for loan losses was $7.9 million, an increase of $2.1 million compared to the second quarter of 2010.

•	Nonperforming assets increased to 3.77% of total assets from 3.08% in the second quarter of 2010.

•	Net charge-offs increased to $7.4 million, or 1.75% of average loans on an annualized basis, compared to $6.9 million or 1.64% of average loans on an annualized basis, in the second quarter of 2010.

•	Loan loss reserves covered 71% of nonperforming loans, compared to 87% at June 30, 2010.

•	Loan loss reserves as a percentage of total loans held for investment increased slightly to 2.73%, compared to 2.69% in the second quarter of 2010.

•	The allowance for impaired loans increased to $15.8 million from $9.4 million in the second quarter of 2010.

•	Leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.40%, 9.10% and 10.36%, respectively, for the Bank.

•	Net loss available to common shareholders was $2.8 million, or $0.18 per diluted share.
Elkin, NC — October 28, 2010 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced that the net loss available to common shareholders for the third quarter of 2010 was $2.8 million, or $0.18 per diluted share. Excluding approximately $825,000 in pre-tax expenses primarily related to a company-wide expense reduction plan that was initiated during the third quarter of 2010, the net loss was $2.3 million, or approximately $0.14 per diluted share. This compares to a net loss available to common shareholders of $486,000 or $0.03 per diluted share in the second quarter of 2010, and a net loss of $69.0 million, or $4.28 per diluted share, in the third quarter of 2009. The net loss in the third quarter of 2009 included a $61.6 million goodwill impairment charge.
Bill Long, President and CEO commented, “During the quarter, we completed our strategic succession plan, which named Joe Towell as President of the Bank and Chief Operating Officer of the Company, Mark DeMarcus as Chief Banking Officer of the Company and the Bank, and Ed Shuford as Chief Credit Officer of the Company and the Bank. We also reorganized our regional operations from five regions to three, which we believe better reflects our operating strategy. In addition, we implemented a bank-wide expense reduction plan, which we believe will save an estimated $2.0 million within the first 12 months of implementation and approximately $3.0 million annually thereafter. The expense reductions were related to the consolidation of four offices with overlapping geographies, the optimization of locations with Saturday banking hours, as well as personnel reductions at our corporate offices. We now have the right people in the right positions at the right locations across the bank. We believe that the strategic succession plan combined with our proactive expense management will well-position us for future growth and improved profitability.
We remain focused on our non-performing assets, and are continuing to recognize losses out of reserves that were previously allocated for impaired loans. While we will have additional losses to recognize, we believe they will begin to moderate over the next several quarters. Our reserve coverage remains strong, and we believe that we have identified the problems in our loan portfolio and recorded the appropriate level of reserves.
Looking ahead, we are starting to see modest loan demand for mortgages as well as commercial and industrial loans, and the pipelines for these loan types are increasing. We have also identified opportunities that we believe will increase our net interest margin by approximately 30 basis points over the next 12 to 18 months due to the buildup of liquidity that occurred during the first half of this year. These opportunities include improved yields on investment securities, as well as an enhanced mix and cost of funds.
Lastly, we remain well-capitalized from a regulatory perspective. We are continuing to closely monitor our capital levels and are evaluating a number of options, which would improve our capital position.”
Third Quarter 2010 Financial Highlights
Asset Quality
Nonperforming loans increased by $12.2 million to $63.1 million, or 3.67% of total gross loans, compared to $50.9 million, or 3.00% of total gross loans, as of the second quarter of 2010. The majority of the increase was related to the addition of 100 loans totaling $25.7 million, offset by charge-offs and transfers to Other Real Estate Owned (OREO) of $14.4 million.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	September 30, 2010		June 30, 2010
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans

Construction/land development	$13,346	0.78%	$8,744	0.52%
Residential construction	11,674	0.68%	12,723	0.75%
HELOC	2,294	0.13%	1,652	0.10%
1-4 Family residential	7,916	0.46%	7,084	0.42%
Commercial real estate	23,034	1.34%	15,594	0.92%
Commercial & industrial	4,226	0.25%	4,527	0.27%
Consumer & other	604	0.04%	529	0.03%

Total	$63,094	3.67%	$50,853	3.00%

OREO totaled $22.5 million at the end of the third quarter, up from $18.2 million at the end of the second quarter. The increase in OREO was primarily due to the addition of 21 properties totaling $5.3 million. Total nonperforming assets were $85.6 million or 3.77% of total assets, an increase from $69.0 million or 3.08% of total assets as of June 30, 2010.
During the third quarter of 2010, the provision for loan losses increased $2.1 million to $7.9 million compared to the second quarter. The allowance for loan losses was $44.7 million at September 30, 2010, an increase compared to $44.3 million at June 30, 2010. Out of the $44.7 million in total allowance for loan losses at September 30, 2010, the specific allowance for impaired loans accounted for $15.8 million, up from $9.4 million at the end of the second quarter. The remaining general allowance, $28.9 million, was attributed to unimpaired loans and was down from $34.9 million at the end of the second quarter due primarily to a decrease in criticized, non-impaired loans of $6.4 million. Improvements in other qualitative factors also contributed to the decrease in the general reserve, as unemployment numbers and losses given default over the previous twelve months improved.
Net charge-offs totaled $7.4 million, or 1.75% of average loans on an annualized basis, up from $6.9 million, or 1.64% of average loans on an annualized basis, during the second quarter of 2010. Loan loss reserves as a percentage of total loans held for investment increased to 2.73% from 2.69% in the second quarter. Loan loss reserves totaled 71% of nonperforming loans, down from 87% at the end of the second quarter.
Net Interest Income and Net Interest Margin
Net interest income totaled $16.3 million, an increase of $700,000, or 4%, compared to the second quarter of 2010. The net interest margin was 3.12%, unchanged from the prior quarter. The Company’s funding costs improved as deposit rates were lowered considerably since the end of the second quarter. Average non-performing loans of $56.1 million reduced our net interest margin by nine basis points for the quarter. Adjusting assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank resulted in a net interest margin of 3.03%, an increase of four basis points compared to 2.99% in the second quarter.
Non-Interest Income
Non-interest income increased $118,000, or 2%, to $5.6 million, compared to $5.5 million in the second quarter of 2010. The sequential increase in non-interest income was primarily due to an $808,000 increase in net mortgage sale gains, a $68,000 increase in other service fees, and a $53,000 increase in service charges on deposit accounts. The increases in other service fees and net mortgage sale gains were related to an increased level of mortgage volume at Sidus, the Bank’s mortgage lending services subsidiary. The increase in service charges on deposit accounts was primarily due to normal seasonal factors. Partially offsetting these items was an other than temporary impairment of investment securities of $115,000, which was related to investments in two financial services companies.
Non-Interest Expense
Non-interest expense increased $2.4 million, or 16%, to $17.4 million, compared to $15.0 million in the second quarter of 2010. The increase in non-interest expense was primarily related to a $1.3 million, or 19%, increase in salaries and employee benefits. The increase in salaries and employee benefits was primarily related to severance accruals of $825,000 related to the Company’s expense reduction plan that was implemented during the third quarter of 2010. Also impacting non-interest expense during the third quarter was a 17% increase in occupancy expenses and a 24% increase in other expense. The increase in occupancy expenses was related to higher property taxes and maintenance expenses. The increase in other expense was due to a higher level of expenses associated with maintaining foreclosed property.
Balance Sheet and Capital
Compared to the second quarter of 2010, total gross loans, including loans held for sale, increased $20.3 million, or 1%. The slight increase in total gross loans was primarily due to a $26.7 million increase in loans held for sale, which were predominantly residential mortgages originated through Sidus. Loans held for investment remained essentially flat compared to the second quarter, primarily due to the continued slow economic environment. Total deposits increased $28.1 million, or 1%, compared to the second quarter of 2010, and total core deposits increased 1%. Deposit growth was primarily related to a 2% increase in CDs with balances under $100,000 and a 3% increase in CDs with balances over $100,000. The increase in CD balances was primarily the result of a $9.3 million increase in CDAR balances, as well as an $18.0 million increase in CD and IRA balances. Brokered CDs and CDARs remain a relatively small portion of the Company’s funding sources, as these deposits represented 6% of total deposits at September 30, 2010, consistent with the level at June 30, 2010.
The bank remains well-capitalized for regulatory purposes. As of September 30, 2010, the bank’s Leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.40%, 9.10% and 10.36%, respectively. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00% and 10.00%, respectively to be well- capitalized.
Conference Call
Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, October 28, 2010 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=87655&CompanyID=YAVY&e=1&mediaKey=C0BD 0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until November 4, 2010, by dialing 800-642-1687 or 706-645-9291 and entering access code 19764075.
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About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 42 branches throughout its three regions in North Carolina and South Carolina. The Western Region (formerly Yadkin Valley Bank division and High Country Bank division) serves Avery, Watauga, Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Central Region (formerly the Iredell branches of Piedmont Bank division and Cardinal State Bank division) serves Durham, Orange, Granville, and Iredell Counties. The Southern Region (formerly American Community Bank division and the Mecklenburg branches of the Piedmont division) serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

FORWARD LOOKING STATEMENTS
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin, and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
For additional information contact:
William A. Long
President and Chief Executive Officer
(336) 526-6312
Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
Jan.hollar@yadkinvalleybank.com
Megan R. Malanga
Nvestcom Investor Relations
(954) 781-4393
megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheet (Unaudited)

	(Amounts in thousands except share and per share data)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009 (a)	2009
Assets:
Cash and due from banks	32,112	$30,178	$27,002	$31,939	$38,902
Federal funds sold	2,427	6,123	8	93	1
Interest-earning deposits with banks	108,665	184,592	208,727	60,305	34,784

U.S. government agencies	21,966	25,274	39,756	42,894	45,323
Mortgage-backed securities	193,358	126,004	72,810	78,389	83,927
State and municipal securities	73,235	55,868	59,574	61,378	62,017
Common and preferred stocks	1,159	1,134	1,056	1,180	156

Total investment securities	289,718	208,280	173,196	183,841	191,423

Construction	321,905	333,015	344,138	364,853	370,771
Commercial, financial and other	219,660	231,105	265,286	271,433	255,954
Residential mortgages	172,286	177,887	169,267	169,790	169,755
Commercial real estate	674,806	648,423	625,394	619,151	604,838
Installment loans	44,070	49,544	47,112	48,545	45,289
Revolving 1-4 family loans	208,660	207,801	204,834	202,676	199,719

Total Loans	1,641,387	1,647,775	1,656,031	1,676,448	1,646,326
Allowance for loan losses	(44,735)	(44,306)	(45,399)	(48,625)	(54,270)

Net loans	1,596,652	1,603,469	1,610,632	1,627,823	1,592,056
Loans held for sale	76,199	49,542	24,308	49,715	46,911
Accrued interest receivable	8,176	7,520	7,866	7,783	7,649
Bank premises and equipment	45,368	44,434	44,075	43,642	44,272
Foreclosed real estate	22,480	18,195	16,656	14,345	9,366
Non-marketable equity securities at cost	9,784	10,539	10,539	10,539	10,539
Investment in bank-owned life insurance	25,103	24,852	24,660	24,454	24,308
Goodwill	4,944	4,944	4,944	4,944	4,944
Core deposit intangible	5,212	5,527	5,852	6,186	6,525
Other assets	43,949	41,986	44,647	48,003	39,992

Total assets	$2,270,789	$2,240,181	$2,203,112	$2,113,612	$2,051,672

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing	$205,856	$210,940	$211,272	$207,850	$205,674
NOW, savings and money market accounts	467,731	468,773	455,189	445,508	413,694
Time certificates:
$100,000 or more	531,892	516,146	529,253	560,825	549,493
Other	776,012	757,579	713,351	607,569	577,884

Total deposits	1,981,491	1,953,438	1,909,065	1,821,752	1,746,745

Borrowings	119,274	118,621	126,600	123,467	136,266
Accrued expenses and other liabilities	19,363	15,409	14,511	16,127	19,552

Total liabilities	2,120,128	2,087,468	2,050,176	1,961,346	1,902,563

Total shareholders’ equity	150,660	152,713	152,936	152,266	149,109

Total liabilities and shareholders’ equity	$2,270,789	$2,240,181	$2,203,112	$2,113,612	$2,051,672

Period End Shares Outstanding	16,144,640	16,144,640	16,134,640	16,129,640	16,129,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)

	(Amounts in thousands except share and per share data)
	September 30,	June 30,	March 31,	December 31,	September 30,
Three months ended	2010	2010	2010	2009	2009

Interest and fees on loans	$22,921	$22,458	$22,958	$23,627	$24,731
Interest on securities	2,096	1,661	1,771	1,839	1,877
Interest on federal funds sold	1	2	—	4	19
Interest-bearing deposits	110	126	61	13	10

Total interest income	25,128	24,247	24,790	25,483	26,637

Time deposits of $100,000 or more	3,503	3,274	3,361	3,273	4,517
Other deposits	4,699	4,781	4,055	3,642	3,005
Borrowed funds	618	595	567	706	734

Total interest expense	8,820	8,650	7,983	7,621	8,256

Net interest income	16,308	15,597	16,807	17,862	18,381
Provision for loan losses	7,879	5,809	4,384	3,146	18,286

Net interest income after provision for loan losses	8,429	9,788	12,423	14,716	95

Non-interest income
Service charges on deposit accounts	1,539	1,486	1,437	1,572	1,577
Other service fees	985	917	841	1,250	1,189
Net gain on sales of mortgage loans	2,683	1,876	1,334	2,812	2,751
Income on investment in bank owned life insurance	251	192	207	145	235
Mortgage banking operations	53	60	56	486	7
Gains on sale of securities	1	844	44	—	—
Other than temporary impairment of investments	(115)	(61)	(205)	(17)	(175)
Other	175	140	66	64	94

Total non-interest income	5,572	5,454	3,780	6,312	5,678

Non-interest expense
Salaries and employee benefits	8,248	6,941	6,663	6,938	7,762
Occupancy and equipment	2,298	1,957	1,966	1,865	1,858
Printing and supplies	169	259	274	273	345
Data processing	380	384	313	489	349
Communication expense	445	436	459	448	372
Advertising and marketing	362	204	178	414	357
Amortization of core deposit intangible	315	325	334	338	327
FDIC assessment expense	1,122	1,288	830	619	973
Attorney fees	222	148	75	112	469
Loan collection expense	307	289	272	637	370
Goodwill impairment	—	—	—	—	61,566
Net loss on other real estate owned	586	402	796	189	1,218
Other	2,918	2,347	2,372	2,161	2,782

Total non-interest expense	17,372	14,980	14,532	14,483	78,748

Income before income taxes	(3,370)	262	1,671	6,545	(72,975)
Provision for income taxes	(1,299)	(23)	757	2,630	(4,716)

Net income (loss)	(2,072)	285	914	3,915	(68,259)

Preferred stock dividend and amortization of preferred stock discount	771	771	771	754	708

Net income (loss) available to common shareholders	$(2,843)	$(486)	$143	$3,161	$(68,967)

Basic	$(0.18)	$(0.03)	$0.01	$0.20	$(4.28)
Diluted	$(0.18)	$(0.03)	$0.01	$0.20	$(4.28)

Weighted average number of shares outstanding
Basic	16,129,640	16,129,640	16,129,640	16,129,640	16,129,632
Diluted	16,129,640	16,129,640	16,129,640	16,129,640	16,129,632

Yadkin Valley Financial Corporation
(unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009 (a)	2009

Per Share Data:
Basic Earnings (Loss) per Share	$(0.18)	$(0.03)	$0.01	$0.20	$(4.28)
Diluted Earnings (Loss) per Share	(0.18)	(0.03)	0.01	0.20	(4.28)
Book Value per Share	6.44	6.58	6.61	6.58	6.39
Cash Dividends per Share	—	—	—	—	—

Selected Performance Ratios:
Return on Average Assets (annualized)	-0.51%	-0.09%	0.03%	0.62%	-12.70%
Return on Average Equity (annualized)	-7.37%	-1.26%	0.38%	8.26%	-126.74%
Net Interest Margin (annualized)	3.12%	3.12%	3.47%	3.83%	3.82%
Net Interest Spread (annualized)	2.91%	2.84%	3.25%	3.59%	3.60%
Non-interest Income as a % of Revenue	39.80%	34.76%	23.33%	30.02%	97.98%
Non-interest Income as a % of Average Assets	0.25%	0.25%	0.18%	0.31%	0.22%
Non-interest Expense as a % of Average Assets	0.77%	0.67%	0.68%	0.71%	3.62%

Asset Quality:
Loans 30-89 days past due (000’s)	$37,682	$16,163	$14,297	$23,190	$20,061
Loans over 90 days past due still accruing (000’s)	—	—	—	6	—
Nonperforming Loans (000’s)	63,094	50,853	52,870	36,255	47,111
Other Real Estate Owned (000’s)	22,480	18,195	16,656	14,345	9,366
Nonperforming Assets (000’s)	85,574	69,048	69,526	50,600	56,477
Troubled debt restructurings (000’s)	14,733	8,184	5,267	5,544	5,178
Nonperforming Loans to Total Loans	3.67%	3.00%	3.15%	2.10%	2.75%
Nonperforming Assets to Total Assets	3.77%	3.08%	3.16%	2.39%	2.73%
Allowance for Loan Losses to Total Loans	2.60%	2.61%	2.70%	2.82%	3.21%
Allowance for Loan Losses to Nonperforming Loans	70.90%	87.12%	86.00%	134.00%	116.00%
Net Charge-offs/Recoveries to Average Loans (annualized)	1.75%	1.64%	1.83%	2.05%	2.39%

Capital Ratios:
Equity to Total Assets	6.63%	6.82%	6.94%	7.20%	7.27%
Tier 1 leverage ratio(1)	7.40%	7.53%	7.76%	8.16%	7.49%
Tier 1 risk-based ratio(1)	9.10%	9.39%	9.26%	9.16%	8.91%
Total risk-based capital ratio(1)	10.36%	10.65%	10.52%	10.43%	10.18%

Non-GAAP disclosures(2):
Tangible Book Value per Share	5.82	5.93	5.94	5.89	5.68
Return on Tangible Equity (annualized) (3)	-7.89%	-1.36%	0.41%	8.93%	-191.86%
Tangible Equity to Tangible Assets (3)	6.22%	6.38%	6.48%	6.71%	4.49%
Efficiency Ratio (4)	76.96%	68.75%	68.00%	57.08%	67.02%
Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only — FFIEC 041

(2)	Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)	Tangible Equity is the difference of shareholders’ equity less the sum of goodwill and core deposit intangible

Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

(4)	The Efficiency Ratio was calculated excluding the goodwill impairment charge of $61,565,768 recorded in the third quarter of 2009

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended September 30,
	2010				2009
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,706,241	$22,964	5.34%		$1,705,489	$24,812	25.29%
Federal funds sold	2,538	1	0.18%		38,883	19	0.19%
Investment securities	261,082	2,334	3.55%		193,878	2,252	4.61%
Interest-bearing deposits	139,302	110	0.31%		17,951	10	0.22%

Total average earning assets (1)	2,109,163	25,410	4.78	%(6)	1,956,201	27,093	5.49%

Noninterest earning assets	141,875				189,567

Total average assets	$2,251,038				$2,145,768

INTEREST BEARING LIABILITIES
Time deposits	$1,291,610	$7,407	2.28%		$1,170,356	$6,735	2.28%
Other deposits	461,406	795	0.68%		416,963	786	0.75%
Borrowed funds	121,170	618	2.04%		140,934	734	2.07%

Total interest bearing liabilities	1,874,185	8,819	1.87	%(7)	1,728,253	8,255	1.90%

Noninterest bearing deposits	208,623				198,101
Other liabilities	13,449				4,363

Total average liabilities	2,096,257				1,930,717

Shareholders’ equity	154,781				215,051

Total average liabilities and shareholders’ equity	$2,251,038				$2,145,768

NET INTEREST INCOME/ YIELD (3,4)		$16,590	3.12%			$18,838	3.82%

INTEREST SPREAD (5)			2.91%				3.60%

1.	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

6.	Interest income for 2010 and 2009 includes $450 and $2,624, respectively of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

7.	Interest expense for 2010 and 2009 includes $215 and $172, respectively of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Nine Months Ended September 30,
	2010				2009
	(Dollars in thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,692,518	$68,467	5.41%		$1,563,466	$64,813	5.54%
Federal funds sold	2,029	3	0.22%		15,946	22	0.18%
Investment securities	206,941	6,238	4.03%		172,597	5,957	4.61%
Interest-bearing deposits	161,434	297	0.25%		10,190	31	0.41%

Total average earning assets (1)	2,062,922	75,005	4.86	%(6)	1,762,199	70,823	5.37%

Noninterest earning assets	140,893				185,963

Total average assets	$2,203,816				$1,948,162

INTEREST BEARING LIABILITIES
Time deposits	$1,251,289	$21,196	2.26%		$999,200	$19,711	2.64%
Other deposits	453,778	2,477	0.73%		378,292	2,358	0.83%
Borrowed funds	124,124	1,780	1.94%		139,645	2,141	2.05%

Total interest bearing liabilities	1,829,191	25,453	1.86	%(7)	1,517,137	24,210	2.13%

Noninterest bearing deposits	207,996				178,193
Other liabilities	12,227				45,972

Total average liabilities	2,049,414				1,741,302

Shareholders’ equity	154,401				206,860

Total average liabilities and shareholders’ equity	$2,203,815				$1,948,162

NET INTEREST INCOME/ YIELD (3,4)		$49,552	3.21%			$46,613	5.33%

INTEREST SPREAD (5)			3.00%				3.24%

1.	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

6.	Interest income for 2010 and 2009 includes $1,359 and $4,994, respectively of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

7.	Interest expense for 2010 and 2009 includes $776 and $3,533, respectively of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.